Exhibit 10.1

COLUMBIA STATE BANK

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is made and entered into effective this 4th day of December 2011, by and between COLUMBIA STATE BANK, a Washington banking corporation (the “Bank”) and Kent L. Roberts (“Employee”).

Recitals

A. The Bank currently receives the exclusive services of Employee as its employee, and Employee desires that this employment relationship continue.

B. The Bank desires to provide a severance benefit to Employee (i) to encourage Employee to continue employment with the Bank; (ii) to continue obtaining Employee’s services in the event of a potential Change in Control (as defined below) of Columbia Banking System, Inc. (“CBSI”), the parent holding company of the Bank, that may be detrimental to the Employee; and (iii) to allow CBSI to maximize the benefits obtainable by its shareholders from any Change in Control.

In consideration of the mutual promises, covenants, agreements and undertakings contained in this Agreement, the parties hereby contract and agree as follows:

Agreement

1. Term. The term of this Agreement (“Term”) shall commence as of the date first above written and shall end on the earlier of the termination of Employee’s employment in a manner that does not constitute a Termination Event or on the fifth anniversary of the date first above written, unless extended in writing by the parties.

2. Severance Benefit. In the case of a Termination Event, as defined in Section 4, (i) the Bank shall pay to Employee all salary and benefits earned through the effective date of Employee’s termination and a severance benefit (“Severance Benefit”) in an amount equal to two times the amount of Employee’s then-current annual base salary, and (ii) vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. Payment of the Severance Benefit shall begin, and vesting and lapse of restrictions described in the preceding sentence shall occur, (i) in the case of a Termination Event described in paragraph 4.1, upon the effective date of termination, and (ii) in the case of a Termination Event described in paragraph 4.2, upon the effective date of the Change in Control which is then pending (or announced within sixty days of the date when the Employee’s employment terminated). The Severance Benefit shall be paid over a two year period in equal monthly payments without interest on the last day of each month, beginning with the month in which the Termination Event described in paragraphs 4.1 or 4.2, as the case may be, occurs.

3. Other Compensation and Terms of Employment. Except with respect to the Severance Payment, this Agreement shall have no effect on the determination of any compensation payable by the Bank to the Employee, or upon any of the other terms of Employee’s employment with the Bank.

4. Termination Events. A Termination Event shall be deemed to occur upon, and only upon, one or more of the following:

4.1 Termination of Employee’s employment by the Bank without Cause (as defined below) or by Employee for Good Reason (as defined below) within 365 days following the effective date of a Change in Control; or

4.2 Termination of Employee’s employment by the Bank without Cause prior to a Change in Control if such termination occurs at any time from and after sixty days prior to the public announcement by the CBSI or any other party of a transaction which will result in a Change in Control; provided that the effective date of the Change in Control occurs within eighteen (18) months of Employee’s termination.

5. Restrictive Covenant.

5.1 Non-competition. Employee agrees that, during Employee’s employment with the Bank or any of its affiliates, and for a period of one year after commencement of the payment to Employee of the Severance Benefit, Employee will not directly or indirectly become interested in, as a “founder,” organizer, principal shareholder, director, or officer, any financial institution, now existing or organized hereafter, that competes or will compete with CBSI, the Bank or any of their affiliates (together the “Company”), including any successor, within any county in which the Company does business; provided that Employee’s covenant not to compete shall terminate in the event Employee waives the right to payment of any balance of the Severance Benefit then payable; and provided further, that Employee shall not be deemed a “principal shareholder” unless (i) Employee’s investment in such an institution exceeds 2% of the institution’s outstanding voting securities or (ii) Employee is active in the organization, management or affairs of such institution. The provisions restricting competition by Employee may be waived by action of the Board. Employee recognizes and agrees that any breach of this covenant by Employee will cause immediate and irreparable injury to the Company, and Employee hereby authorizes recourse by the Bank or CBSI to injunction and/or specific performance, as well as to other legal or equitable remedies to which either may be entitled.

5.2 Non-interference. During the non-competition period described in Section 5.1, Employee shall not (a) solicit or attempt to solicit any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company, (b) solicit or attempt to solicit any customer of the Company to cease doing business with the Company or to otherwise divert such customer’s business from the Company, or (c) solicit or attempt to solicit any supplier, licensee, or other business relations of the Company to cease doing business with the Company.

5.3 Confidentiality. Employee shall keep all terms of this Agreement, including the existence of this Agreement and the amount of the Severance Benefit, strictly confidential. Employee shall keep this Agreement in a private location and shall use his or her best efforts to prevent this Agreement from being seen by others, including co-workers.

5.4 Interpretation. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth in Section 5.1 above is unreasonably broad, the parties hereby authorize and direct said court or administrative body to narrow the same so as to make it reasonable, given all relevant circumstances, and to enforce the same. The covenants in this paragraph shall survive termination of this Agreement.

6. Definitions.

6.1. Cause. “Cause” shall mean only (i) willful misfeasance or gross negligence in the performance of Employee’s duties, (ii) conduct demonstrably and significantly harmful to the Bank (which would include willful violation of any final cease and desist order applicable to the Bank), or (iii) conviction of a felony.

6.2. Change in Control. “Change in Control” shall mean the occurrence of one or more of the following events:

6.2.1. A person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

6.2.2. A majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or

6.2.3. A person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

This definition of “Change in Control” is intended to comply with, and shall be interpreted in a manner consistent with, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as U.S. Treasury regulation issued thereunder.

6.3. Good Reason. “Good Reason” shall mean (i) any reduction of Employee’s salary or any reduction or elimination of any other compensation or benefit plan, which reduction or elimination is not of general application to substantially all employees of the Bank or such employees of any successor entity or of any entity in control of the Bank, (ii) any changes in Employee’s authority or duties substantially inconsistent with Employee’s then office position; or (iii) any transfer to a location more than thirty miles from Employee’s then office location.

6.4 Termination of Employment. “Termination,” when used in reference to termination of employment, shall mean “separation from service,” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as U.S. Treasury regulation issued thereunder.

7. Specified Employee - Delay in Payments. If Executive is a “specified employee,” then amounts payable to him under this Agreement on account of a “separation from service” that could cause him to be subject to the gross income inclusion, interest and additional tax provisions of U.S. Internal Revenue Code § 409A(a)(1) shall not be paid until after the end of the sixth calendar month beginning after such separation from service (the “Suspension Period”). Within fourteen (14) calendar days after the end of the Suspension Period, the Company shall make a lump sum payment to Executive in cash in an amount equal to the sum of all payments delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining payments under this Agreement as if the immediately preceding provisions of this Paragraph 8 were not a part of the Agreement. For purposes of this Agreement, the terms “specified employee” and “separation from service” shall have the meanings given to those terms in U.S. Internal Revenue Code § 409A and the Treasury regulations issued thereunder.”

8. Miscellaneous.

8.1 Integration; Amendment. This Agreement contains the entire agreement between the parties with respect to the subject matter, and is subject to modification or amendment only upon amendment in writing signed by both parties.

8.2 Binding Effect. This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assign of the parties.

8.3 Severance. If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

8.4 Governing Law; Venue. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement, the disputes shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties.

8.5 Notices. Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address or such other address as addressee shall designate in writing:

Company:	Columbia Bank 1301 ‘A’ Street, Ste. 800 Tacoma, WA 98402-4200 Attn: (Corporate Secretary)

Employee:	Kent L. Roberts 5619 68th Ave Ct W University Place, WA 98467

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.

BANK:	COLUMBIA STATE BANK

	By	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

EMPLOYEE:

	By	/s/ Kent L. Roberts
Kent L. Roberts
Executive Vice President